Exhibit 99.1

LightPath Technologies, Inc. Announces Equity Raise of

$1.6 Million of Additional Capital

For Immediate Release

(August 20, 2009) ORLANDO, FL LightPath Technologies, Inc. (NASDAQ: LPTH), a manufacturer and integrator of families of precision molded aspheric optics, GRADIUM® glass products, and high-performance fiber-optic collimators and isolators, announced that it has raised gross proceeds of approximately $1.637 million through the sale of 1,298,827 shares of common stock to certain institutional and private investors at $1.26 per share.

Investors also received warrants for the future purchase of up to 649,423 shares of the Company’s common stock. The warrants are priced at $1.73 per share and exercisable for a period of five years beginning on February 19, 2010. If all of the warrants are ultimately exercised, LightPath will receive additional proceeds in the amount of $1.12 million. Garden State Securities, Inc. acted as exclusive placement agent for the offering.

LightPath, a leader in optics for laser based applications, will use the net proceeds from the offering for working capital to promote continued growth of the business with new product development and equipment acquisition and development, including proprietary lens press equipment.

The shares purchased in this private placement and the shares issuable upon exercise of the warrants have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration. LightPath has agreed to cause the shares issued in the private placement and the shares issuable upon exercise of the warrants to be registered for resale with the Securities and Exchange Commission. This release does not constitute an offer to sell securities.

Jim Gaynor, President & CEO of LightPath, said, “LightPath Technologies continues to execute its strategy of expanding its markets and addressing higher volume applications through high performance and lower cost lenses. This capital raise will provide the working capital and additional resources necessary for continuing our growth. We are pleased that these investors recognize the progress we have made in diversifying our customer base and expanding our product offerings while continuing to improve our profitability and cash flow performance. We continue to be optimistic that our future results will confirm the confidence in our prospects that this investment demonstrates.”

About LightPath: LightPath manufactures optical products including precision molded aspheric optics, GRADIUM® glass products, proprietary collimator assemblies, laser components utilizing proprietary automation technology, higher-level assemblies and packing solutions. LightPath has a strong patent portfolio that has been granted or licensed to us in these fields. LightPath common stock trades on the Nasdaq Capital Market under the stock symbol LPTH. For more information visit www.lightpath.com

Contacts:	Jim Gaynor, President & CEO or Dorothy Cipolla, CFO
LightPath Technologies, Inc. (407) 382-4003
Internet: www.lightpath.com
Email: inv rel@lightpath.com

This news release includes statements that constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. This information may involve risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, factors detailed by LightPath Technologies, Inc. in its public filings with the Securities and Exchange Commission. Except as required under the federal securities laws and the rules and regulations of the Securities and Exchange Commission, we do not have any intention or obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.